UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): June 22, 2006

NORTH PITTSBURGH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

0-13716	25-1485389
(Commission File Number)	(IRS Employer Identification No.)

4008 Gibsonia Road Gibsonia, PA	15044-9311
(Address of principal executive offices)	(Zip Code)

(724) 443-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 22, 2006, the Board of Directors (Board) of North Pittsburgh Telephone Company, a wholly owned subsidiary of North Pittsburgh Systems, Inc. (NPSI), approved and adopted the recommendation of the Compensation Committee of the Board of Directors of NPSI that the North Pittsburgh Telephone Company Retirement Income Restoration Plan (Restoration Plan) be amended as described below. The amendment to the Restoration Plan had been reviewed and recommended by the Compensation Committee during the Compensation Committee’s meeting that took place on the same day. The amendment will be effective as of July 1, 2006.

The Restoration Plan is a nonqualified pension plan that restores those benefits that are precluded under the North Pittsburgh Telephone Company Retirement Plan (Qualified Pension Plan) by Internal Revenue Service limits on compensation and benefits applicable to qualified pension plans and by the exclusion of bonus compensation from the Qualified Pension Plan’s definition of earnings. The purpose of the Restoration Plan is to supplement the participant’s retirement income so that the actuarial equivalent of what the participant receives through the combination of his or her benefit payments from the Restoration Plan and the Qualified Pension Plan equals the benefit payments that the participant would have received from the Qualified Pension Plan if such Internal Revenue Service limits and exclusion of bonus compensation did not exist. In reviewing the Restoration Plan, the Company realized that the purpose of the Restoration Plan was not being achieved, because an economic differential existed between the actuarial equivalent of the supplement the participant would receive from the Restoration Plan compared to what the participant would have received from the Qualified Pension Plan if those limits and exclusion did not apply to the Qualified Pension Plan. This economic differential existed because of the mandatory single lump sum payment feature in the Restoration Plan (as contrasted with the life annuity payments option available under the Qualified Pension Plan) and because of the difference in the tax treatment of certain elements of a payment received from the Restoration Plan as compared to a payment received from the Qualified Pension Plan.

The approved amendment to the Restoration Plan will correct this economic differential by incorporating an adjustment factor into the calculation of a participant’s benefit under the Restoration Plan. Based on the Restoration Plan data and assumptions utilized in the Company’s Financial Accounting Standard 87 actuarial analysis and calculation for the year ended December 31, 2005, the adjustment factor will increase the Company’s projected benefit obligation, accumulated benefit obligation and annual net periodic pension cost by approximately $825,000, $400,000 and $150,000, respectively.

The Restoration Plan document is being updated to incorporate the amendment discussed above and also to incorporate certain amendments necessary in order for the Restoration Plan to comport with provisions of Internal Revenue Code Section 409A that become effective December 31, 2006. Those Internal Revenue Code-related amendments will be presented to the Board for its consideration at a later date, and a copy of the amended Restoration Plan document will be filed with the Securities and Exchange Commission when the document is finalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

North Pittsburgh Systems, Inc.
(Registrant)

Date: June 28, 2006	/s/ H. R. Brown
H. R. Brown, President and Chief Executive Officer